Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2021, with respect to the consolidated financial statements of SurgePays, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019. We consent to the incorporation of this report in SurgePays, Inc. and Subsidiaries’ Annual Report filed in the Form 10-K.

Very truly yours,

Rodefer Moss & Co, PLLC